Filed pursuant to Rule 433
Registration Statement 333-153401

STATE OF ISRAEL BONDS Current Investment Rates
Valid August 8, 2010 through August 14, 2010

JUBILEE AND MACCABEE ISSUE BONDS (Sixth Series)
BOND	TYPE	RATE	MATURES	MINIMUM SUBSCRIPTION
3 yr.	Jubilee	1.10%	August 1, 2013	}	$25,000 & MULTIPLES OF $5,000
5 yr.	Jubilee	1.87%	August 1, 2015
10 yr.	Jubilee	3.45%	August 1, 2020
2 yr.*	Maccabee	0.63%	August 1, 2012	}	$5,000 & MULTIPLES OF $1,000
3 yr.	Maccabee	0.94%	August 1, 2013
5 yr.	Maccabee	1.72%	August 1, 2015

•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	Interest paid every May 1st and November 1st.
•	1-Year Jubilee and Maccabee Bonds, 2-Year Jubilee Bonds and 10-Year Maccabee Bonds are not offered in this sales period.
*	Maximum allowable amount purchased by one person of the 2-Year Maccabee bond on a specific date, registered in the name of one holder, is $5,000.

SAVINGS BONDS (Third Series)
BOND	TYPE	MATURITY VALUE PER $1000 UNIT	RATE	MATURES	MINIMUM SUBSCRIPTION
3 yr.	Sabra	$1,028	0.95%	August 1, 2013	$1,000 & MULTIPLES OF $500

•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	1-Year, 2-Year, 5-Year and 10-Year $1,000 Sabra Savings Bonds are not offered in this sales period.

MAZEL TOV BOND (Third Series)
BOND	MATURITY VALUE PER $100 UNIT	RATE	MATURES	MINIMUM SUBSCRIPTION
5 yr.	$110	1.84%	September 1, 2015	$100 & MULTIPLES OF $50

•	Issued on the 1st of the month.
•	Maximum allowable amount purchased by one person on a specific date, registered in the name of one holder, is $2,500.
•	10-Year Mazel Tov Bonds are not offered in this sales period.

 FLOATING RATE LIBOR BONDS (Ninth Series)
BOND	TYPE	RATE	MATURES	MINIMUM SUBSCRIPTION	SPREAD
3 yr.	LIBOR - Cash	0.9875%	August 1, 2013	} $5,000 & MULTIPLES OF $2,500	+30
5 yr.	LIBOR - Cash	1.0375%	August 1, 2015		+35
3 yr.	LIBOR – Financing*	0.9875%	August 1, 2013	$100,000 & MULTIPLES OF $25,000	+30

•	Issued on the 1st, 8th, 15th and 22nd of each month.
•
Initial interest rate is equal to the 6-month LIBOR rate in effect on the initial interest determination date, plus or minus the spread listed above in basis points. The spread remains fixed until maturity, but the interest rate is adjusted semi-annually after the initial interest period.

•	Interest paid every June 1st and December 1st.
•	1-Year, 2-Year, 2-Year Financing, 4-Year and 10-Year Floating Rate LIBOR Bonds (Ninth Series) are not offered in this sales period.
*
May only be purchased if financed by an Authorized Institutional Lender, as such term is defined in the prospectus supplement. For a list of Authorized Institutional Lenders, go to www.israelbonds.com.

Issues subject to availability. Bonds will not earn or accrue interest after maturity.  Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified above. For current rates, please visit our website. The bonds may not be transferred, sold or pledged (except under certain limited circumstances).

The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the State of Israel or the Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request. To request a prospectus please call 1-888-519-4111 or visit us at  www.israelbonds.com
Member FINRA, SIPC

DEVELOPMENT CORPORATION FOR ISRAEL
STATE OF ISRAEL BONDS